EXHIBIT 99.2

Republic Services, Inc.
Authorizes an Additional $2 Billion
For Share Repurchases

PHOENIX (Nov. 2, 2017) - Republic Services, Inc. (NYSE: RSG) announced today that its Board of Directors has approved a $2 billion share repurchase authorization which extends through Dec. 31, 2020. This was added to the amount remaining under the prior authorization, which was $95.1 million as of Sept. 30, 2017. At current prices, $2.1 billion represents approximately 10 percent of the Company’s outstanding shares of stock.

"Our share repurchase program demonstrates the confidence we have in our ability to grow free cash flow and our long-term commitment to returning cash to our shareholders while maintaining our investment grade credit rating,” said Donald W. Slager, president and chief executive officer. “Over the last seven years we have consistently and efficiently returned $5.4 billion to our shareholders through dividends and share repurchases, and reduced our share count by approximately 18 percent."

The share repurchases may be made in the open market, in privately negotiated transactions or a combination of both. The timing and amounts of any repurchases will be at the discretion of management and will depend on many factors, including the market price of the common stock and overall market conditions.

About Republic Services

Republic Services, Inc. is an industry leader in U.S. recycling and non-hazardous solid waste disposal. Through its subsidiaries, Republic’s collection companies, recycling centers, transfer stations and landfills focus on providing effective solutions to make proper waste disposal effortless for its 14 million customers. We’ll handle it from here.®, the brand’s promise, lets customers know they can count on Republic to provide a superior experience while fostering a sustainable Blue PlanetTM for future generations to enjoy a cleaner, safer and healthier world.

For more information, visit the Republic Services website at RepublicServices.com. “Like” Republic on Facebook at www.facebook.com/RepublicServices and follow on Twitter @RepublicService.

For more information, contact:

Media Inquiries	Investor Inquiries

Darcie Brossart (480) 627-2700	Nicole Giandinoto (480) 627-7098

media@RepublicServices.com	investor@RepublicServices.com

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